UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Amendment 3)*


                          New England Bancshares, Inc.
                          ----------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    643863202
                                 --------------
                                 (CUSIP Number)

                                December 31, 2008
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[X]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP NO. 643863202                                            Page 2 of 5 Pages


================================================================================

1    Names of Reporting Persons

          Enfield Federal Savings and Loan Association
          Employee Stock Ownership Plan Trust

--------------------------------------------------------------------------------

2    Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) __________

          (b) __________

--------------------------------------------------------------------------------

3    SEC Use Only

--------------------------------------------------------------------------------

4    Citizenship or Place of Organization

          State of Connecticut

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    Number of Shares       5     Sole Voting Power
 Beneficially Owned by
 Each Reporting Person                249,291
         With:

--------------------------------------------------------------------------------

                           6     Shared Voting Power

                                      141,166

--------------------------------------------------------------------------------

                           7     Sole Dispositive Power

                                      390,457

--------------------------------------------------------------------------------

                           8     Shared Dispositive Power

                                      0

--------------------------------------------------------------------------------

9    Aggregate Amount Beneficially Owned by Each Reporting Person

          390,457

--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

11   Percent of Class Represented by Amount in Row 9

          6.1% of 6,441,072 shares of Common Stock outstanding as of December 31, 2008.

--------------------------------------------------------------------------------

12   Type of Reporting Person (See Instructions)

          EP

================================================================================

CUSIP NO. 643863202                                            Page 3 of 5 Pages


Item 1.

     (a)  Name of Issuer

          New England Bancshares, Inc.

     (b)  Address of Issuer's Principal Executive Offices

          855 Enfield Street
          Enfield, Connecticut 06082

Item 2.

     (a)  Name of Person Filing

          Enfield Federal Savings and Loan Association

          Employee Stock Ownership Plan Trust

          Trustee:  First Bankers Trust Services, Inc.
                    2321 Kochs Lane
                    P.O. Box 4005
                    Quincy, Illinois 62305

     (b)  Address of Principal Business Office

          855  Enfield Street
          Enfield, Connecticut 06082

     (c)  Citizenship or Place of Organization

          See  Page 2, Item 4.

     (d)  Title of Class of Securities

          Common Stock, par value $.01 per share

     (e)  CUSIP Number

          See  Page 1.

Item3.    If  this  statement  is  filed  pursuant  to   ss.ss.240.13d-1(b)   or
          240.13d-2(b, or (c), check whether the person filing is a:

               (f) [X] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


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CUSIP NO. 643863202                                            Page 4 of 5 Pages


          (a)  Amount beneficially owned: See Page 2, Item 9.
          (b)  Percent of class: See Page 2, Item 11.
          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote:  See Page 2, Item
                     5.
               (ii)  Shared  power to vote or to direct  the  vote:  See Page 2,
                     Item 6.
               (iii) Sole power to dispose or to direct the  disposition of: See
                     Page 2, Item 7.
               (iv)  Shared  power to dispose or to direct the  disposition  of:
                     See Page 2, Item 8.

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

          N/A

Item 8.   Identification and Classification of Members of the Group

          N/A

Item 9.   Notice of Dissolution of Group

          N/A

Item 10.  Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 643863202                                            Page 5 of 5 Pages


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                February 11, 2009
                               -----------------
                                      Date


                                 Linda J. Shultz
                          -----------------------------
                                    Signature


                                 Linda J. Shultz
                 First Bankers Trust Services, Inc., as Trustee
                 ----------------------------------------------
                                   Name/Title